SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to 240.14a-12

ACLARA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by ACLARA BioSciences, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

The following is a transcript of a conference call for investors relating to the proposed merger, as amended, between ACLARA BioSciences, Inc. and ViroLogic, Inc., which call took place on October 19, 2004.

ACLARA & ViroLogic Participants:

Bill Young

ViroLogic – Chairman and CEO

Tom Klopack

ACLARA – CEO

Alf Merriweather

ACLARA – CFO

Conference Call Participants:

Chris Vulliez

Cadmus Capital – Analyst

Drew Figdor

Tiedemann – Analyst

Operator

Good day ladies and gentleman, and welcome to the ViroLogic ACLARA merger update conference call. My name is Rachael (ph) and I’ll be your coordinator today. At this time all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of today’s conference.

If at any time during the call you do require assistance, please press star followed by 0 and a coordinator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to ViroLogic. Please proceed.

Unidentified Speaker

Thank you. Before we begin I would like to read the following statement. Certain statements on this conference call are forward-looking, including statements related to revenue growth, expectations for testing products, and actions designed to continue the growth of patient testing revenue, the ability of the combined companies to create a leader in molecular diagnostics for personalized medicine in oncology and infectious disease, the size of the oncology testing opportunity, and the approval of new targeted therapeutics requiring individual patient testing, and the timing of the completion of the merger. These forward-looking statements are subject to risks and uncertainties, and other factors which may cause actual results to differ materially from the anticipated results or other expectations expressed.

These risks and uncertainties include, but are not limited to, risks related to the inability to obtain or, meet conditions imposed for governmental or, other approvals of the merger, including approval by stockholders of the company. The risks that the ViroLogic and ACLARA businesses will not be integrated successfully, risks related to any uncertainties surrounding the merger, the costs related to the merger, the risks that the companies products may not perform in the same manner as indicated in this press release, whether the combined companies successfully conduct clinical trials, and successfully introduces new product, risks related to the commercialization of ACLARA’s eTag assay systems, risks related to the implementation of ViroLogic’s distribution agreement with Quest, whether others introduce competitive products, the risks that the combined companies products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated, the risk that gross margins may not increase as expected, the risks that the combined company may not continue to realize anticipated benefits and cost-cutting measures, the timing of pharmaceutical company clinical trials, whether payers will authorize reimbursement for its products, whether the FDA or any other agency will decide to regulate the combined company’s products or services, whether the combined company will encounter problems or delays in automating its processes, whether intellectual property underlying Virologic’s PhenoSense technology and ACLARA’s eTag system is adequate, the ultimate validity and enforceability of the company’s patent applications and patents, the possibly infringement of the intellectual property of others, and whether licenses of third party technology would be available, and whether the combined company is able to build brand loyalty and expand revenues.

For a discussion of other factors that may cause ViroLogic and ACLARA’s actual events to differ from those projected please refer to each company’s most recent annual reports on form 10-K and quarterly reports on form 10-Q as well as other subsequent filings with the Securities and Exchange Commission.

ViroLogic Inc. intends to file with the Securities and Exchange Commission, an amended registration statement on form S-4 that will include, a joint proxy statement prospectus of ViroLogic and ACLARA, and other relevant documents in connection with the proposed transaction. Investors and security holders of ViroLogic and ACLARA are advised to read the amended joint proxy statement prospectus when it becomes available and other documents filed by ViroLogic and ACLARA, because they will contain important information about ViroLogic and ACLARA in the proposed transaction.

Investors and security holders may obtain a pre-copy of the amended joint proxy statement prospectus when available, and other documents filed by ViroLogic and ACLARA, at the Security and Exchange Commission’s web site at www.SEC.gov. The joint proxy statement prospectus and such other documents may also be obtained, when available, directly from ViroLogic and ACLARA.

ViroLogic, ACLARA, and their respective executive officers and directors may be deemed to be participants within the solicitation of proxies from stockholders of ViroLogic and ACLARA with respect to the transactions contemplated by the merger agreement.

A description of any interest that ViroLogic’s or ACLARA’s directors and executive officers have in the proposed merger will be included in the joint proxy statement prospectus on form S-4 filed on September 28th, 2004. Information regarding ViroLogic and ACLARA officers and directors is included in the joint form S-4. I would now like to turn the call over to Bill Young, Chairman and CEO of ViroLogic.

Bill Young—ViroLogic – Chairman and CEO

Good morning everyone. With me this morning is Tom Klopack, the CEO of ACLARA. This morning I want to review two important items. First, an update on ViroLogic’s preliminary third quarter revenue estimates, and second the revised merger terms to the pending combination of ViroLogic and ACLARA.

Let me start by reiterating that ViroLogic and ACLARA remain fully committed to the merger. We continue to believe today more than ever that together, we can create an exciting new company with increased product and market prospects. The combined company will leverage ViroLogic’s HIV testing franchise, and establish commercial laboratory business, and ACLARA’s proprietary molecular assay platform known as the eTag system to create an emerging leader in individualized molecular diagnostics, focused on infectious diseases and cancer.

With over 1 million new cases of solid tumor cancer diagnosed annually, and a growing list of potential and approved targeted therapies, there exists a significant need to appropriately identify patients for these targeted therapies. We therefore have an unusual opportunity to incorporate ACLARA’s technology platform, to build under established commercial infrastructure, to focus on markets that affect many more patients than we currently address.

Turning to ViroLogic’s third quarter revenue, we expect to report revenue of approximately $8.6 million for the third quarter of 2004, compared to $9.2 million for the third quarter of 2003. As a result, full year revenue is anticipated to be below the low end of our previous 2004 revenue guidance of 38 to 41 million. We will announce full financial results for the third quarter, and provide an update on the business after the market closes on November 15th, 2004.

A preliminary analysis shows that patient testing revenue is expected to be approximately $5.9 million, for the third quarter, versus $6.2 million in the third quarter of 2003. The factors affecting patient testing revenue included, a higher than expected number of tests for which results could not be generated through the sample-handling, and quality prior to submission to ViroLogic. In addition, we had a larger than normal backlog of in-process tests. We are aggressively addressing this set of issues.

Revenue from the pharmaceutical testing business is expected to be approximately $2.1 million, compared to $2.6 million in the third quarter of 2003, reflecting the previously disclosed delays in the start of certain late-stage clinical trials. We continue to see a robust pipeline of potential HIV therapies entering clinical trials, and pharmaceutical companies continue to choose us as our partner in these trials.

Several trends are positive in the third quarter despite lower revenue. Volume of incoming patient samples grew versus the third quarter of 2003. This growth was despite hurricanes impacting testing volumes in the Southeast, particularly Florida, which represents one of the largest and fastest-growing HIV testing markets.

In addition, we are pleased that PhenoSense GT tests have continued to grow as a percent of our total patient business. We believe that growth in PhenoSense GT, our combination resistance test, is a good indicator of growing acceptance by physicians and patients of the importance of testing for helping determine appropriate HIV therapy.

Let me now turn to the details of the revised merger terms. Under the amended agreement, the terms of the CVR have been modified by (i) increasing the maximum potential payment, (ii) allowing for the increase in the potential payment to be made in stock at the option of ViroLogic, (iii) extending the time until the determination date for the payment amount by six months for a total of 18 months, and (iv) reducing ViroLogic’s stock price at which the maximum payment may be made.

While the CVR terms have been revised, the exchange ratio remains unchanged with each outstanding share of ACLARA common stock, to be exchanged for 1.7 shares of ViroLogic common stock, and 1.7 CVRs.

Under the revised agreement, the maximum payout under the CVR would be 88 cents per CVR, equivalent to $1.50 for ACLARA share. If ViroLogic stock trades—the ViroLogic stock price trades at or, below an average of $2.02 per share, during the 15 trading days immediately proceeding the 18 month anniversary of the closing of the merger, declining to zero per CVR, if ViroLogic stock averages $2.90 per share or higher during such time.

The previous terms were for the cash payment to be maximum of $0.50 per CVR or, $0.85 per ACLARA share, if ViroLogic traded at or below $2.40 twelve months after the close of the merger. If any payments are to be made on the CVR, the first $0.50 per CVR will be paid in cash. Any payments due beyond the first $0.50 per CVR can be made in cash, ViroLogic common stock or, a combination of cash and stock at the option of ViroLogic.

The revised CVR terms have several advantages for both ViroLogic and ACLARA stockholders. The new terms provide ACLARA stockholders with additional protection, and reflect changes in market valuation since the announcement of the transaction. The revisions also facilitate stockholder support for the merger with ACLARA’s two largest stockholders agreeing to vote their ACLARA shares in favor of the revised merger.

Moreover, the longer timeframe gives ViroLogic post-merger, more time in which to build the value of the business, thereby potentially eliminating the CVR payments, and preserving cash for future investment.

Importantly, the maximum potential required cash payment is not affected. In addition to the previously executed voting agreements by both company’s directors and officers, the two largest stockholders in ACLARA, Tang Capital Partners and Perry Corp. have agreed to vote their ACLARA shares in favor of the merger.

The aggregate number of ACLARA shares covered by these voting agreements is approximately 8.6 million, representing approximately 24 percent of ACLARA’s outstanding shares.

The companies expect to file an amended for S-4, set a new date for their respective annual meetings, and circulate a revised joint proxy prospectus related to the merger as soon as possible. The merger is expected to close by the end of the fourth quarter. Let me now turn the call over to Tom Klopack, CEO of ACLARA.

Tom Klopack—ACLARA – CEO

Thank you, Bill. We continue to be excited by the promise of our eTag technology, and we believe that this strategic combination of the strength of both ACLARA and ViroLogic will accelerate strategic potential. Since the announced merger, ACLARA has made significant progress. Having some of today’s key premium leaders in targeted cancer therapies join our scientific advisory board, and signing an important agreement with GSK, a major cancer therapy player.

We also presented key data at several scientific conferences, including the EORTC-NCI-AACR meeting in Europe several weeks ago, demonstrating the potential benefits of eTag technology in drug development and patient testing for cancer.

Moving forward, we believe we are building a stronger company by increasing our ability to develop products, in the area of personalized medicine. As we do our due diligence and work together on the initial product and integration planning, it is evident to us that ACLARA and ViroLogic complement each other from a cultural and scientific standpoint.

We both believe in high quality science, development of our people and strong business performance based on shareholder value. All of us involved in this transaction remain excited and committed to the products and technology opportunities it creates. With the benefit of technological and operational synergies, and substantial financial resources, the combined company will seek to rapidly exploit the large market opportunity for molecular testing.

We believe that with the personnel, and expertise to navigate the market, and regulatory process, and the world of scientific discovery, and the resources to advance these programs, we are creating a company with uncommon value and strength across all aspects of this business. Let me turn the call back over to Bill.

Bill Young—ViroLogic – Chairman and CEO

Thank you, Tom. Before we open the call for questions, let me take this opportunity to thank the stockholders of both companies. Together we believe we can enhance both businesses, and create increased value for both ViroLogic and ACLARA stockholders. Now I’ll ask the operator to open up the call for questions.

Operator

Ladies and gentlemen, if you wish to ask a question at this time, please key star followed by one on your touch-tone telephone. If your question has been answered or you do wish to withdraw your question please press star followed by 2. Again, ladies and gentleman, please press star one to ask your questions this morning.

OK. And we’ll hold for just a moment while questions queue up.

Again, ladies and gentlemen, please key star one at this time to ask your question.

Your first question comes from the line of Drew Figdor at Tiedemann.

Drew Figdor—Tiedemann

Good morning. I wonder if you could just tell me how does it work when ViroLogic decides between cash and stock at the end? Does it make it before the pricing period or does it look back and do it? Thank you.

Bill Young—ViroLogic – Chairman and CEO

Yes. The measurement period is a 15 day period at the eighteen month anniversary and then depending on the price, then we would make a decision, ViroLogic would make a decision whether it’s cash or stock or actually some combination. So 18 months after the close.

Drew Figdor—Tiedemann

OK, and secondly, given the percentage ownership of the companies, do you need any tax opinions or anything like that?

Bill Young—ViroLogic – Chairman and CEO

I think we—I believe we have those already, we’re obviously going to check—double check those as we file an amended S-4 and Alf Merriweather actually is here, the CFO of ACLARA.

Alf Merriweather—ACLARA – CFO

Yeah, this is Alf Merriweather. That is a condition of the closing that we satisfy the facts—the nature of the stock component of the merger, but that is obviously is something that is subject to the closing conditions.

Drew Figdor—Tiedemann

Do you think that will be difficult to get? What guidelines are you using?

Alf Merriweather—ACLARA – CFO

Where, there is the IRS guidelines and the—it’s basically the cash component must be less than 50 percent of the total transaction value. The CVR component will be taxable, the stock component is designed to be non-taxable.

Operator

Thank you, sir. And again, ladies and gentleman, I would like to remind you that at this time if you do wish to ask a question, please key star one on your touch-tone telephone.

Again, ladies and gentleman, please key star one for any questions.

Your next question comes from the line of Chris Vulliez of Cadmus Capital.

Chris Vulliez—Cadmus Capital – Analyst

Good morning.

Bill Young—ViroLogic – Chairman and CEO

Good morning, Chris.

Chris Vulliez—Cadmus Capital – Analyst

Could you talk a little bit about the lower patient testing revenues and whether you think that’s a non-recurring or a one-time event?

Bill Young—ViroLogic – Chairman and CEO

The accession level, this is the incoming capital level for patient testing between Q2 and Q3 was basically flat despite Florida hurricanes. But the revenue was down, and the two components of that are certainly things that we are going to work very hard to address, our, one, slightly higher than normal non-reportable rate, or rate at which we can’t get the results from the sample, this is almost always a function of either low viral load, not enough sample volume or a sample handling prior to the time it gets to ViroLogic.

And we’re doing—we have a whole set of activities to address those issues to help our customers with the sample handling, to be sure and educate people about viral load. We added six field people within the last several months specifically to address the logistical issues including this one. Then, a small portion of the reduction in revenue was actually due to backlog in the laboratory, also an internal operational issue that I think can be readily addressed. So the answer to your question is, yes, I think these are things that can be and will be addressed by ViroLogic going forward.

Chris Vulliez—Cadmus Capital – Analyst

OK, thanks. And on the ACLARA side, when do you think that we will get data or evidences from some of these oncology conferences, or some of this data that you guys have presented at these conferences. What are the next milestones that we should look for?

Tom Klopack—ACLARA – CEO

We’re currently running a wide range of clinical clinical samples both with participation from some of our SAB members and from other independent trials. As those results are presented and move into publication you’ll see and hear those, we don’t pre-announce any of those obviously, and it’s really governed more by publication issues than anything else.

Chris Vulliez—Cadmus Capital – Analyst

OK. Thanks very much.

Operator

Thank you sir. And at this time I would like to turn the call back to Mr. Young for any closing remarks.

Bill Young—ViroLogic – Chairman and CEO

Thank you very much for your attention today. We appreciate you joining the call, look forward to updating you further on both the merger and the business, at our conference call ending the third quarter which will be November 15th. Thanks so much and good day.

Operator

Ladies and gentleman, thank you for your participation in today’s call. This does conclude your presentation and you may now disconnect. Have a wonderful day.

Additional Information

ViroLogic intends to file with the Securities and Exchange Commission an amended registration statement on Form S-4 that will include a joint proxy statement/prospectus of ViroLogic and ACLARA and other relevant documents in connection with the proposed transaction. Investors and security holders of ViroLogic and ACLARA are advised to read the amended joint proxy statement/prospectus when it becomes available, and other documents filed by ViroLogic and ACLARA, because they will contain important information about ViroLogic, ACLARA and the proposed transaction. Investors and security holders may obtain a free copy of the amended joint proxy statement/prospectus, when available, and other documents filed by ViroLogic and ACLARA at the Securities and Exchange Commission’s web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ViroLogic by directing such request to ViroLogic, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Investor Relations. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ACLARA by directing such request to ACLARA BioSciences, Inc., 1288 Pear Avenue, California 94043, Attention: Investor Relations. ViroLogic, ACLARA and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of ViroLogic and ACLARA with respect to the transactions contemplated by the merger agreement. A description of any interests that ViroLogic’s or ACLARA’s directors and executive officers have in the proposed merger will be included in the joint proxy statement/prospectus. Information regarding ViroLogic officers and directors is included in ViroLogic’s 10-K/A filed with the Securities and Exchange Commission on April 23, 2004. Information regarding ACLARA’s officers and directors is included in ACLARA’s 10-K/A filed with the Securities and Exchange Commission on April 29, 2004. These materials are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from ViroLogic and ACLARA.